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Suzanne Craig
The Blueshirt Group for SMART Modular Technologies
415-217-4962
suzanne@blueshirtgroup.com

SMART Modular Technologies’ Chief Financial Officer Resigns

FREMONT, Calif., February 27, 2008 — SMART Modular Technologies (WWH), Inc. (“SMART” or the “Company”) (Nasdaq: SMOD), a leading independent manufacturer of memory modules, embedded computing subsystems, and TFT-LCD display products, announced today that its Senior Vice President and Chief Financial Officer, Jack A. Pacheco, will leave SMART, effective April 18, 2008, to take a position with a privately-held company in a different industry.

“After over 14 years in this industry, Jack has decided to pursue a terrific professional opportunity in the clean energy sector.  We thank him for his many years of service to the Company and its shareholders and wish him well,” remarked Iain MacKenzie, CEO and President of SMART.

The Company expects to retain an executive search firm to identify a successor to Mr. Pacheco.   Mr. MacKenzie will serve as acting CFO on an interim basis until a well-qualified replacement is appointed.

About SMART

SMART is a leading independent designer, manufacturer and supplier of electronic subsystems to original equipment manufacturers, or OEMs. SMART offers more than 500 standard and custom products to OEMs engaged in the computer, industrial, networking, gaming, telecommunications, and embedded application markets. Taking innovations from the design stage through manufacturing and delivery, SMART has developed a comprehensive memory product line that includes DRAM, SRAM, and Flash memory in various form factors. Its Embedded Products Division develops embedded computing subsystems, backed by design and manufacturing, for markets supporting test equipment, 3G infrastructure, and network processing applications. SMART’s Display Products Group designs, manufactures, and sells thin film transistors (TFT) liquid crystal display (LCD) solutions to customers developing casino gaming systems as well as embedded applications such as kiosk, ATM, point-of-service, and industrial control systems. SMART’s presence in the U.S., Europe, Asia, and Latin America enables it to provide its customers with proven expertise in international logistics, asset management, and supply-chain management worldwide. See www.smartm.com for more information.